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                          LOAN MODIFICATION AGREEMENT



     This Loan Modification Agreement is entered into as of June 6, 1997, by and between Faroudja Laboratories, Inc. ("Borrower") whose address is 750 Palomar Avenue, Sunnyvale, CA 94086, and Silicon Valley Bank ("Lender") whose address is 3003 Tasman Drive, Santa Clara, CA 95054.

     1. DESCRIPTION OF EXISTING INDEBTEDNESS. Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, a Promissory Note, dated April 5, 1997, in the original principal amount of One Million and 00/100 Dollars ($1,000,000.00), as may be amended from time to time (the "Line of Credit") and being executed concurrently herewith, a Promissory Note, dated June 6, 1997, in the original principal amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) as may be amended from time to time (the "Term Note"). The Line of Credit and the Term Note shall be referred to collectively herein as the "Notes." The Notes, together with other promissory notes from Borrower to Lender, are governed by the terms of a Business Loan Agreement, dated April 5, 1997, as such agreement may be amended from time to time, between Borrower and Lender (the "Loan Agreement"). Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

     Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the "Indebtedness."

     2. DESCRIPTION OF COLLATERAL AND GUARANTIES. Repayment of the Indebtedness is secured by a Commercial Security Agreement, dated April 5, 1997. Additionally, repayment of the Indebtedness is guaranteed by Faroudja, Inc. (the "Guarantor") pursuant to a Commercial Guaranty (the "Guaranty"). The Guaranty is secured by a Commercial Security Agreement, dated April 5, 1997, executed by Guarantor. In addition, both Borrower and Guarantor have agreed not to further encumber any of their intellectual property, pursuant to two (2) Negative Pledge Agreements, each dated April 5,1997.

     Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Indebtedness shall be referred to as the "Security Documents." Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents."


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     3.   DESCRIPTION OF CHANGE IN TERMS.

          A.   MODIFICATION(S) TO LINE OF CREDIT.

               1. The principal amount is hereby increased to Two Million and 00/100 Dollars ($2,000,000.00).

          B.   MODIFICATION(S) TO LOAN AGREEMENT.

               1. The first sentence of the paragraph entitled "Borrowing Base Formula" is hereby amended in its entirety to read as follows:

                    Funds shall be advanced under the Line of Credit facility according to a Borrowing Base Formula, as determined by Lender, defined as follows: the lesser of
                    (a) $2,000,000.00, minus the Cash Management Services Sublimit or (b) seventy five percent (75%) of Eligible Accounts Receivable, minus (i) the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), minus (ii) the Foreign Exchange Reserve.

               2. The following paragraphs are hereby incorporated, and shall read as follows:

                    LETTERS OF CREDIT. Subject to the terms and conditions of this Agreement, Lender agrees to issue or cause to be issued Letters of Credit for the account of Borrower in an aggregate face amount not to exceed (i) the lesser of $2,000,000.00 or the Borrowing Base Formula minus (ii) the then outstanding principal balance of the Line of Credit facility; PROVIDED that the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) shall not in any case exceed Two Million and 00/100 Dollars ($2,000,000.00). Each such Letter of Credit shall have an expiry date no later than one hundred eighty
                    (180) days after the maturity date of the Line of Credit facility, provided that Borrower's Letter of Credit reimbursement obligation shall be secured by cash on terms acceptable to Lender at any time after the maturity date if the term of the Line of Credit facility is not extended by Lender. All such Letters of Credit shall be, in form and substance, acceptable to Lender in its sole discretion and shall be subject to the terms and conditions of Lender's form of application and Letter of Credit agreement.


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                    Borrower shall indemnify, defend and hold Lender harmless
                    from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any Letters of Credit.

                    Borrower may request that Lender issue a Letter of Credit payable in a currency other than United States Dollars. If a demand for payment is made under any such Letter of Credit, Lender shall treat such demand as an advance to Borrower of the equivalent of the amount thereof (plus cable charges) in United States currency at the then prevailing rate of exchange in San Francisco, California, for sales of that other currency for cable transfer to the country of which it is the currency.

                    Upon the issuance of any Letter of Credit payable in a currency other than United States Dollars, Lender shall create a reserve (the "Letter of Credit Reserve") under the Line of Credit facility for Letters of Credit against fluctuations in currency exchange rates, in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of such reserve may be amended by Lender from time to time to account for fluctuations in the exchange rate. The availability of funds under the Line of Credit facility shall be reduced by the amount of such reserve for so long as such Letter of Credit remains outstanding.

                    FOREIGN EXCHANGE SUBLIMIT. Subject to the terms and conditions of this Agreement, Borrower may utilize up to the lesser of (i) $2,000,000.00 or (ii) the Borrowing Base Formula for spot and future foreign exchange contracts (the "Exchange Contracts"). Borrower shall not request an Exchange Contract at any time it is not in compliance with any of the terms of this Agreement. All Exchange Contracts must provide for delivery of settlement on or before the maturity date of the Line of Credit facility. The limit available at any time shall be reduced by the following amounts (the "Foreign Exchange Reserve") on each day (the "Determination Date"): (i) on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed more than two business days from the Determination Date, 10% of the gross amount of the Exchange Contracts; plus (ii) on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed within two business days after the Determination Date, 100% of the gross amount of the Exchange Contracts. In lieu of the Foreign


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                    Exchange Reserve for 100% of the gross amount of any
                    Exchange Contract, the Borrower may request that Lender debit Borrower's bank account with Lender for such amount, provided Borrower has immediately available funds in such amounts in its bank account.

                    Lender may, in its discretion, terminate the Exchange Contracts at any time (a) that an Event of Default occurs or
                    (b) that there is not sufficient availability under the Line of Credit facility and Borrower does not have available funds in its bank account to satisfy the Foreign Exchange Reserve. If Lender terminates the Exchange Contracts, and without limitation of the FX Indemnity Provisions (as referred to below), Borrower agrees to reimburse Lender for any and all fees, costs and expenses relating thereto or arising in connection therewith.

                    Borrower shall not permit the total gross amount of all Exchange Contracts on which delivery is to be effected and settlement allowed in any two business day period to be more than $2,000,000.00 nor shall Borrower permit the total gross amount of all Exchange Contracts to which Borrower is a party, outstanding at any one time, to exceed $2,000,000.00.

                    Borrower shall execute all standard form applications and agreements of Lender in connection with the Exchange Contracts, and without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Lender in connection with the Exchange Contracts.

                    Without limiting any of the other terms of this Agreement or any such standard form applications and agreement of Lender, Borrower agrees to indemnify Lender and hold it harmless, from and against any and all claims, debts, liabilities, demands, obligations, actions, costs and expenses (including, without limitation, attorneys' fees of counsel of Lender's choice), of every nature and description which it may sustain or incur, based upon, arising out of, or in any way relating to any of the Exchange Contracts or any transactions relating thereto or contemplated thereby (collectively referred to as the "FX Indemnity Provisions").

                    CASH MANAGEMENT SERVICES SUBLIMIT. Subject to the terms and conditions of this Agreement, Borrower may utilize up to the


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                    lesser of (i) $2,000,000.00 or (ii) the Borrowing Base
                    Formula for Cash Management Services provided by Lender, which services may include, but are not limited to, merchant services, PC-ACH, direct deposit of payroll, Business Visa, Firstax, and other related check cashing services as defined in that certain Cash Management Services Agreement provided to Borrower in connection herewith (a "Cash Management Service," or the "Cash Management Services"). All amounts actually paid by Lender in respect of a Cash Management Service or Cash Management Services shall, when paid, constitute an advance under the Line of Credit facility.

               3. Notwithstanding anything to the contrary contained in the paragraph entitled "Loan Advances" the aggregate total of
                    (a) the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus
                    (b) the Foreign Exchange Reserve plus (c) the Cash Management Services Sublimit shall not, at any one time, exceed $2,000,000.00.

               4. The following covenant is hereby added to the paragraph entitled "Financial Covenants" and shall read as follows:

                    Maintain on a quarterly and annual basis, a minimum Cash Flow Coverage ratio of 1.50 to 1.00, provided, however, that in the event Borrower incurs one quarterly loss equal to or less than $500,000.00, the Cash Flow Coverage ratio for such quarter will not be tested.

                    For purposes of the foregoing, "Cash Flow" shall be defined as net income plus depreciation and amortization. For purposes of quarterly evaluation, "Cash Flow Coverage" shall be defined as quarterly Cash Flow divided by one-fourth of the current portion of long term debt. For purposes of annual evaluation, "Cash Flow Coverage" shall be defined as annual Cash Flow divided by the current portion of long term debt.

     4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

     5. PAYMENT OF LOAN FEE. Borrower shall pay to Lender a fee in the amount of Seven Thousand Five Hundred and 00/100 Dollars ($7,500.00) (the "Loan Fee") plus all out-of-pocket expenses.


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     6.   NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that it has no defenses against the obligations to pay any amounts under the Indebtedness.

     7. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Lender's agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

     8. CONDITIONS. The effectiveness of this Loan Modification Agreement is conditioned upon Borrower's payment of the Loan Fee.

     This Loan Modification Agreement is executed as of the date first written above.

BORROWER:                              LENDER:

FAROUDJA LABORATORIES, INC.            SILICON VALLEY BANK


By:  /S/ MICHAEL HOBERG                By:  /S/ JULIE SCHNEIDER
   -----------------------------          -----------------------------

Name:  Michael Hoberg                  Name:  Julie Schneider

Title:  VP - CFO                       Title:  Asst. Vice President


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The undersigned hereby consents to the modifications to the Indebtedness pursuant to this Loan Modification Agreement, hereby ratifies all the provisions of the Guaranty and Security Agreement and confirms that all provisions of those documents are in full force and effect.

GUARANTOR/GRANTOR:

FAROUDJA, INC.


By: /S/ MICHAEL HOBERG                Date:
   -----------------------------           ---------------------

Name:  Michael Hoberg

Title:  VP - CFO


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